Exhibit 10.1

First Amendment

Effective February 12, 2008, this First Amendment to the Employment Agreement dated December 1, 2007 between GTSI Corp. and Scott Friedlander (the “Agreement”), amends the Agreement as follows:

1.	Section 7.(a) (ii) of the Agreement is amended as follows:

Strike the third and fourth sentence and replace with the following:

“Upon termination of the Term, which will be 30 days following notice, under this Section 7(a)(ii), Employer will be obligated to pay Employee a severance payment equal to twelve months of base salary in effect as of the Termination Date. The Severance Payment will be paid during the 12 months following the Termination Date and will be paid in 24 equal biweekly payments in accordance with Employer’s standard payroll schedule during such 12 months, provided that the amount payable during the first six months shall not exceed two times the maximum amount that may be taken into account under a qualified retirement plan under Internal Revenue Code Section 401(a)(17) for the year in which the Termination Date occurs.”

2.	All other Agreement terms and conditions remain unchanged.

The parties below have duly executed this First Amendment effective as of the date first above-written.

GTSI Corp.	Scott Friedlander

By:	Signature:

Bridget Atkinson
VP, Human Resources